Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated September 15, 2026 (the “Effective Date”), is entered into by and between Algorhythm Holdings, Inc., a Delaware corporation (the “Company”), and [__________] (“Consultant”).

WITNESSETH:

WHEREAS, the Company and Consultant desire to enter into an agreement pursuant to which Consultant will provide consulting services to the Company.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

1. Retention. The Company hereby retains Consultant to provide the consulting services described herein to the Company for a term commencing on the Effective Date and ending on the 18-month anniversary of the Effective Date (the “Consulting Term”).

2. Independent Contractor. Consultant and Company acknowledge and agree that the relationship hereunder created is one of an independent contractor and not one of employment. Consultant shall at all times during the Consulting Term act as an independent contractor and nothing hereunder shall be construed to be inconsistent with this relationship or status or create or imply a relationship of employer-employee between the Company and Consultant or his employees or associates. Consultant shall not hold Consultant or his employees or associates out to third parties as employees or officers of the Company, and shall have no authority to bind or commit the Company, legally or otherwise. Except as expressly provided herein, neither Consultant nor his employees or associates shall be entitled to any benefits paid by the Company to its employees. Consultant shall be solely responsible for any tax consequences applicable to Consultant or his employees or associates by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Consultant’s performance of consulting services hereunder.

3. Consulting Services. Consultant shall provide general corporate consulting and advisory services (the “Consulting Services”) to the Company as reasonably requested by the Company from time-to-time, provided, however, that in no event shall Consultant be obligated to provide more than 20 hours of Consulting Services per month. Consultant shall be responsible for determining the method, details and means of performing the Consulting Services. Consultant shall report to the Chief Executive Officer of the Company or such other person as the Chief Executive Officer shall designate. Notwithstanding the above, the Company acknowledges and agrees that Consultant may engage in and pursue such contemporaneous activities and interests as Consultant may desire, for personal profit or otherwise, including full-time employment with one or more other companies, during the Consulting Term.

4. Compensation and Reimbursement. Consultant shall be entitled to receive the following compensation and reimbursement hereunder:

(a) One-Time Payment. On the Effective Date, Consultant shall be entitled to receive, and shall receive, a one-time payment in the amount of $[__________] (the “One-Time Payment”). The One-Time Payment shall be fully earned by Consultant and payable by the Company on the Effective Date. Consultant shall be required to promptly repay the One-Time Bonus to the Company if Consultant terminates this Consulting Agreement pursuant to Section 5(a) within six months following the Effective Date. For the sake of clarity, Consultant will not be required to repay any of the One-Time Bonus to the Company if the Company terminates this Consulting Agreement at any time for any reason whatsoever.

(b) Monthly Retainer. Beginning on the Effective Date and continuing on the one-month anniversary each calendar month thereafter during the Consulting Term, Consultant shall receive a monthly retainer (the “Monthly Retainer”) equal to $[__________] as an advance payment for the Consulting Services to be performed during the immediately following 30-day period.

(c) Restricted Stock Award. On the Effective Date, Consultant shall be granted a restricted stock award, substantially in the form attached hereto as Exhibit A (the “Restricted Stock Award”), for a total of 1,000,000 of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Company covenants and agrees that shares of Common Stock underlying the Restricted Stock Award shall be issued under the Company’s 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”). The Company represents and warrants that: (i) all shares of Common Stock authorized for issuance under the 2022 Equity Incentive Plan have been registered for resale under that certain registration statement on Form S-8, File Number 333-268106, filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 1, 2022 (the “Registration Statement”); and (ii) the Company has adequate shares available under the 2022 Equity Incentive Plan to issue all of the Restricted Stock. The Company covenants and agrees that it will keep the Registration Statement current and active until the Company receives written confirmation from Consultant that he has sold all of the shares underlying the Restricted Stock Award.

(d) Amendment to Stock Option.

(i) The Section entitled “Vesting and Exercisability Schedule” of that certain Stock Option Grant Notice, dated [__________], executed by the Company and Consultant in connection with that certain stock option for [__________]shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued by the Company to Consultant on [__________] (the “[__________]Option”), is hereby deleted in its entirety and replaced with the following:

Vesting and Exercisability Schedule: The shares subject to the Option shall be vested in full and exercisable in full on the date hereof.

(ii) Section 9(a) of that certain Stock Option Agreement, dated [__________], executed by the Company and Consultant in connection with the issuance of the [__________] Option by the Company to Consultant is hereby deleted in its entirety and replaced with the following:

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(a) General Rule. Notwithstanding anything contained in the Grant Notice or this Agreement to the contrary, you may exercise the vested portion of the Option, in whole or in part, at any time on or before the Option Expiration Date.

(e) Reimbursement. Consultant shall be reimbursed promptly for all reasonable and necessary business-related expenses pre-approved by the Company and incurred by Consultant on behalf of the Company, including travel to and from the Company, hotel rooms, meals and other related expenses as well as all expenses incurred by Consultant for any legal opinions needed by Consultant to remove the restrictive legend(s) on the shares of Common Stock underlying the Restricted Stock Award and the Stock Options and for the deposit of the underlying shares of Common Stock in Consultant’s brokerage account. Consultant shall submit expense reports to the Company along with copies of the receipts and invoices supporting the expenses.

5. Termination.

(a) Method of Termination. This Agreement may be terminated by the Company or Consultant at any time upon delivery of prior written notice to the non-terminating party. This Agreement shall terminate automatically on the date of Consultant’s death.

(b) Effect of Termination. In the event this Agreement is terminated by the Company for any reason whatsoever prior to the end of the Consulting Term: (i) all Monthly Retainers that have accrued but not yet been paid to Consultant, and all Monthly Retainers that would have accrued and been payable to Consultant during the remainder of the Consulting Term had the termination not occurred, shall become due and payable in full to Consultant within 10 days of the date of termination; (ii) notwithstanding anything to the contrary in the 2022 Equity Incentive Plan, the Restricted Stock Award and the Stock Options (each as amended herein) shall continue to remain issued and outstanding and will continue to vest in accordance with their respective terms; (iii) all other accrued compensation that has not yet been paid to Consultant shall be due and payable in full to Consultant within 10 days of the date of termination; and (iv) all reimbursement due and payable to Consultant shall be remitted to Consultant in full within 10 days of the date of termination of the Agreement. In the event this Agreement is terminated by Consultant for any reason whatsoever prior to the end of the Consulting Term: (i) all Monthly Retainers that have accrued but not yet been paid to Consultant shall be paid in full to Consultant within 10 days of the date of termination; (ii) notwithstanding anything to the contrary in the 2022 Equity Incentive Plan, the Restricted Stock Award and the Stock Options (each as amended herein) shall continue to remain issued and outstanding but only with respect to shares of Common Stock that vested prior to the date of termination; (iii) all other accrued compensation that has not yet been paid to Consultant shall be due and payable in full to Consultant within 10 days of the date of termination; and (iv) all reimbursement due and payable to Consultant shall be remitted to Consultant in full within 10 days of the date of termination of the Agreement. For the sake of clarity, except as provided in Section 4(a) hereof, regardless of whether the Agreement is terminated by Consultant or the Company, Consultant shall be entitled to retain all compensation, benefits and other consideration paid to him hereunder prior to the date of termination.

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6. Protection of Confidential Information of the Company. Consultant understands that Consultant’s consulting arrangement with the Company creates a relationship of trust and confidence between Consultant and the Company. Consultant will not use or disclose, or allow anyone else to use or disclose, any Confidential Information (as defined below) relating to the Company, its products, services, suppliers or customers except as may be necessary in the performance of Consultant’s work for the Company or as may be specifically authorized in advance by appropriate officers of the Company. “Confidential Information” includes, but is not limited to, information consisting of research and development, patents, trademarks and copyrights, and any applications relating thereto, trade secrets, technical information, computer programs, software, methodologies, innovations, software tools, know-how, knowledge, designs, drawings, specifications, concepts, data, reports, processes, techniques, documentation, pricing, marketing plans, customer and prospect lists, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts, and any other information not available to the general public, whether written or oral, that Consultant knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Consultant will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to any information that: (i) is or becomes publicly available without a breach of this Agreement by Consultant, (ii) can be shown by documentation to have been known to Consultant at the time of its receipt from the Company, (iii) is received by Consultant from a third party that did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by Consultant without reference to any Confidential Information.

7. Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, first-class registered mail, facsimile, email or other electronic medium to the applicable party and addressed as follows:

If to the Company:

Algorhythm Holdings, Inc.

800 Corporate Drive, Suite 216

Fort Lauderdale, FL 33334

Attention: Chief Executive Officer

If to the Consultant:

To that address set forth on the books and records of the Company as updated by Consultant from time to time.

8. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto, and no party shall be liable or bound to any other party in any manner by any warranties, representations, agreements or covenants except as specifically set forth in this Agreement. Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of its or his officers, directors, employees, agents or representatives, in making its or his decision to enter into this Agreement.

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(b) Amendment and Modification. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

(c) Extensions and Waivers. The parties hereto entitled to the benefits of a term or provision hereof may: (i) extend the time for the performance of any of the obligations or other acts of the parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto; or (iii) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument or instruments signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement hereunder.

(d) Survival. Notwithstanding any termination of this Agreement and regardless of the reason for termination, the rights and obligations set forth under Sections 8(e), 8(f), 8(g), and 8(h) shall survive the termination of this Agreement and remain in full force and effect in accordance with their respective terms, and shall inure to the benefit of Consultant’s successors, assigns, heirs, beneficiaries, executors and administrators.

(e) Disclaimer. The Company acknowledges and agrees that any financial or legal advice, guidance, materials or other information provided to the Company by Consultant is for general informational purposes only. Such information is not intended as, and does not constitute, professional advice, accounting advice or legal advice, or a substitute for professional advice, accounting advice or legal advice, and should not be used as such. The Company should contact its auditor, attorney or other appropriate professional to obtain advice with respect to any particular issue or matter. The execution of this Agreement and the provision of the Consulting Services by Consultant do not create an auditor-client relationship, an attorney-client relationship or any other professional relationship between the Company and Consultant. Consultant expressly disclaims all liability relating to the use or interpretation of, or actions taken or not taken based upon, any advice, guidance, materials or other information provided to the Company by Consultant. The Company’s obligations under this Section 8(e) shall survive the termination of this Agreement, regardless of the reason for termination, and shall inure to the benefit of Consultant’s heirs, beneficiaries, successors, assigns, executors and administrators.

(f) Indemnification. The Company shall indemnify and hold harmless Consultant for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorney fees)) incurred or paid by Consultant in connection with any actions, suits, proceedings, demands or claims arising out of or relating to Consultant’s performance of services under this Agreement and any and all other agreements entered into between the Company and Consultant prior to the Effective Date to the fullest extent permitted by law and the Company’s articles of incorporation and bylaws. Expenses incurred by Consultant in defending or investigating a threatened or pending action, suit, proceeding, demand or claim shall be paid by the Company in advance of the final disposition of such action, suit, proceeding, demand or claim upon receipt by the Company of an undertaking by or on behalf of Consultant to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. To the extent that the Company reduces the indemnity rights provided for under its certificate of incorporation or bylaws after the Effective Date, the Company’s indemnity obligations hereunder shall be unaffected to the extent permitted by applicable law. The Company’s obligations under this Section 8(f) shall survive the termination of this Agreement, regardless of the reason for termination, and shall inure to the benefit of Consultant’s heirs, beneficiaries, successors, assigns, executors and administrators.

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(g) Release. The Company, for itself and on behalf of its current and former subsidiaries, affiliates, directors, officers, equity holders, employees, agents, representatives, attorneys, accountants, consultants, successors and assigns (collectively, the “Releasing Party”), does hereby fully and irrevocably remise, release and forever discharge Consultant and his heirs, assigns, beneficiaries, executors and administrators (collectively, the “Released Parties”), of and from any and all manner of claims, actions, causes of action, grievances, liabilities, obligations, promises, damages, agreements, rights, debts and expenses (including claims for attorneys’ fees and costs), of every kind, either in law or in equity, whether contingent, mature, known or unknown, or suspected or unsuspected, including, without limitation, any claims arising under any federal, state, local or municipal law, common law or statute, whether arising in contract or in tort, and any claims arising under any other laws or regulations of any nature whatsoever, that the Releasing Party ever had, now has or may in the future have, for or by reason of any cause, matter or thing whatsoever, from the beginning of the world to the date hereof (collectively, “Claims”), including, but not limited to, any Claims that may in the future arise out of this Agreement and any Claims under any other agreements to which the Company and Consultant are, or at any time in the past were, parties. The Releasing Party further agrees and covenants not to sue or bring, or assign to any third person, any Claims or charges against any of the Released Parties with respect to any matter covered by the release set forth above, and not to assert against any of the Released Parties any action, grievance, suit, litigation or proceeding for any matter covered by the release set forth above. The Company’s obligations under this Section 8(g) shall survive the termination of this Agreement, regardless of the reason for termination, and shall inure to the benefit of Consultant’s heirs, beneficiaries, successors, assigns, executors and administrators.

(h) Breach. Notwithstanding any provision in this Agreement to the contrary, Consultant shall be entitled to receive the compensation and reimbursement set forth in Section 4 of this Agreement regardless of any claim by the Company that Consultant has breached any provision of this Agreement. Additionally, except as provided in Section 4(a) hereof, the Company acknowledges and agrees that it shall have no right to the return of any portion of the compensation or reimbursement provided to Consultant hereunder. The Company’s obligations under this Section 8(h) shall survive the termination of this Agreement, regardless of the reason for termination, and shall inure to the benefit of his heirs, beneficiaries, successors, assigns, executors and administrators.

(i) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Consultant may not assign his obligations under this Agreement without the prior written consent of the Company.

(j) Headings; Definitions. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

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(k) Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties hereto.

(l) Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Florida without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Broward County in the State of Florida. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(m) Attorneys’ Fees. In the event of any legal, equitable or administrative action or proceeding brought by a party against the other party under this Agreement, the prevailing party shall be entitled to recover the reasonable fees of its or his attorneys and any costs incurred in such action or proceeding, including costs of appeal, if any, in such amount as the court or administrative body having jurisdiction over such action may award.

(n) Certain Matters. For the sake of clarity, it is expressly understood and agreed that the terms of Section 21 of that certain Employment Agreement, dated [__________], by and between Consultant and the Company (the “Employment Agreement”) are expressly intended to apply to the terms of this Agreement and the compensation, benefits and other consideration receivable by Consultant hereunder, including, but not limited to, the One-Time Payment, the Monthly Retainers, the Restricted Stock Award and the Stock Options, pursuant to the terms of Sections 21 and 27 of the Employment Agreement.

(o) Counterparts. This Agreement may be executed in two or more counterparts and delivered via facsimile or other electronic transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

CONSULTANT

[__________]

ALGORHYTHM HOLDINGS, INC.

By:
Andrew Thompson
Chief Executive Officer

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